Exhibit 3.3

BLACK KNIGHT INFOSERV, LLC

a Delaware limited liability company

OPERATING AGREEMENT

January 3, 2014

This Operating Agreement is adopted as of the date first written above, in connection with the operation of Black Knight InfoServ, LLC, a Delaware limited liability company (the “Company”), by its member Black Knight Financial Services, LLC, a Delaware limited liability company (the “Member”). Certain capitalized words used herein have the meanings set forth herein.

1. ORGANIZATION

General. The Company was formed as a Delaware limited liability company by the execution and filing of the Certificate of Formation (the “Certificate”) with the Delaware Secretary of State (the “Secretary”) in accordance with the Act, as defined below, and the rights and liabilities of the Member shall be as provided in such Act, as may be modified in this Agreement. In the event of a conflict between the provisions of the Act and the provisions of this Agreement, the provisions of this Agreement shall prevail unless the Act specifically provides that an operating agreement may not change the provision in question.

Business Purpose. The Company may engage in any lawful business activity in which a limited liability company may engage in the state of formation, as determined from time to time by the Member, except that the Company shall not engage in the trust company business or in the business of banking or insurance.

Name and Address of Company. The name of the Company shall be as set forth in its Certificate, as amended from time to time, and its initial principal office shall be located at the following address: 601 Riverside Avenue, Jacksonville FL 32204. The principal office address may be changed from time to time as directed by the Member.

Term. The term of this Agreement shall be coterminous with the period of duration of the Company as provided in the Certificate, which is perpetual unless sooner terminated as provided in this Agreement.

Required Filings. The Member shall cause to be executed, filed, recorded, or published, such certificates and documents as may be required by this Agreement or by law in connection with the formation and operation of the Company.

Registered Agent. The Company’s initial registered agent shall be as provided in the Certificate. The registered agent may be changed from time to time by the Managers by causing the filing of the name of the new registered agent in accordance with the Act.

Tax Status. The Company shall be treated as a disregarded entity not separate from the Member for federal and applicable state income tax purposes.

2. DEFINITIONS

For purposes of this Agreement, the terms defined herein below shall have the following meaning unless the context clearly requires a different interpretation:

“Act” shall mean the Delaware Limited Liability Company Act, as may be amended from time to time.

“Agreement” shall mean this Operating Agreement of the Company.

“Capital Contributions” shall mean the contributions to the capital of the Company by the Member, as provided in Section 3.1 hereof.

“Certificate” shall mean the Certificate of Formation of the Company filed with the Delaware Secretary of State, as may be amended from time to time.

“Company” shall refer to the limited liability company created pursuant to the Certificate as governed by this Agreement.

“Distributions” shall mean any cash (or property to the extent applicable) distributed to the Member arising from his ownership in the Company.

“Manager” shall mean one or more managers of the Company that are designated by the Member in accordance with this Agreement. References to the Manager in the singular or as him, her, it, itself or other like references shall also, when the content so requires, be deemed to include the plural or the masculine or feminine as the case may be.

“Member” shall be the person or entity set forth on page 1 of this Agreement.

“Net Income” and “Net Losses” shall mean the net income and net losses, respectively, of the Company as determined for federal income tax purposes.

3. CAPITAL

Capital Contributions. The Member may make contributions to the capital of the Company from time to time in its sole and absolute discretion.

Interest. The Member shall not receive interest on its contributions to the capital of the Company.

4. FINANCIAL

Fiscal Year. The fiscal year of the Company shall end on December 31, unless the Member determines that some other fiscal year would be more appropriate and obtains the consent of the Internal Revenue Service to use that other fiscal year.

Expenses of the Company. The Company shall pay or reimburse to the Member or the Managers any expenses incurred by the Member or the Managers on behalf of the Company.

Net Income, Net Losses and Distribution. All Net Income and Net Losses shall be allocated to the Member. Cash and other assets shall be distributed at such times and in such amounts as determined by the Managers.

5. MANAGEMENT

Management of the Company. The operations and affairs of the Company shall be administered by one or more Managers. The Member shall designate the Managers. The number of Managers shall be initially set at three (3). The number of Managers can be changed from time to time by the Members holding at least a majority of all Membership interests. The Member hereby appoints the following as the initial Managers:

Michael L. Gravelle

Kirk T. Larsen

Thomas J. Sanzone

The Member may remove any Manager at any time with or without cause and appoint a successor Manager in the Member’s discretion. Except as otherwise provided by the Act, any matter relating to the business of the Company shall be exclusively decided by a majority vote of the Managers.

The Managers shall have all authority, rights and powers conferred by law and those necessary or appropriate to carry out the purposes of the Company as set forth above.

Authority of the Managers. Each Manager is an agent of the Company for the purpose of its business or affairs, and the act of any one Manager, including, but not limited to, the execution in the name of the Company, of any instrument, for the apparent purpose of carrying on in the usual way the business or affairs of the Company, binds the Company. Subject to any limitations expressly set forth in this Agreement and under the laws of the State of Delaware, including but not limited to the Act, the Managers shall have all specific rights and powers required for, and appropriate to, the management of the business of the Company given by this Agreement and the Act.

Conflict of Interest. The Managers may engage in or possess an interest in any other business ventures of any nature or description, independently or with others. Neither the Company, nor any Member, shall have any rights in or to such independent ventures, or the income or profits derived therefrom.

Appointment and Duties of Officers.

(a)	Appointment of Officers. In connection with the management of the operations and affairs of the Company, the Managers may, but are not required to, appoint officers of the Company. The officers of this Company may include a President, a Vice President, a Secretary, and a Chief Accounting Officer. The Managers, at their discretion, may also appoint such other officers as they deem appropriate. Each officer shall exercise such powers and perform such duties as are prescribed herein or as determined by the Managers. Any number of offices may be held by the same person. An officer need not be a Member of the Company.

(b)	Term of Office. The Managers may appoint officers to serve for any period of time that they deem appropriate. Each officer shall hold office and perform such duties appurtenant thereto until he or she shall resign or shall be removed or otherwise be disqualified to serve, or until a successor to such office is appointed upon the expiration of his or her term if a term is specified.

(c)	Removal and Resignation. Any officer may be removed, either with or without cause, by the Managers or by any officer upon whom such power of removal may be conferred by the Managers (subject, in each case, to the rights, if any, of an officer under any contract of employment). Any officer may resign at any time by giving written notice to a Manager or to the Secretary of the Company, without prejudice, however, to the rights, if any, of the Company under any contract to which such officer is a party. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(d)	Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled, if at all, in the manner prescribed in this Agreement for regular appointments to such office.

(e)	President. The President shall be the Chief Executive Officer of the Company and shall, subject to the control of the Managers, have general supervision, direction, and control of the business and officers of the Company.

(f)	Vice President. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Managers or, if not ranked, the Vice President designated by the Managers, shall perform all the duties of the President, and when so acting shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Managers.

(g)	Secretary. The Secretary shall record or cause to be recorded, and shall keep or cause to be kept, at the Company’s principal executive office and such other place as the Manager may order, a book of minutes of written actions taken by the Managers. The Secretary shall keep, or cause to be kept, at the Company’s principal executive office (i) a current list of the full name and last known business or residence address of each Member and of each holder of an economic interest in the Company, together with the Capital Contribution and the Percentage Interest of each Member, (ii) a copy of the Certificate, and all amendments thereto, (iii) copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the six most recent taxable years, (iv) a copy of this Agreement and any amendments thereto, (v) copies of any written executed powers of attorney executed in relation to the Agreement and Certificate, (vi) copies of the financial statements of the Company, if any, for the six most recent fiscal years, and (vii) the books and records of the Company as they relate to the internal affairs of the Company for at least the current and past four fiscal years.

(h)	Chief Accounting Officer. The Chief Accounting Officer of the Company shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, surplus and Capital Accounts. The books of account shall at all reasonable times be open to inspection by the Member and the Managers. The Chief Accounting Officer shall deposit all monies and other valuables in the name and to the credit of the Company with such depositories as may be designated by the Manager. The Chief Accounting Officer shall disburse the funds of the Company as may be ordered by the Manager, shall render to the President and the Manager, whenever they request it, an account of all of his or her transactions as Chief Accounting Officer and of the financial condition of the Company, and shall have such other powers and perform such other duties as may be prescribed by the Managers.

6. LIABILITY OF THE MEMBER

Liability of Member. Except as specifically provided in the Act, the Member shall not be liable for the debts, liabilities, contracts, or any other obligations of the Company.

7. DISSOLUTION AND TERMINATION OF THE COMPANY

Events Causing Cancellation. Notwithstanding any provisions of the Act, the Company shall be dissolved and its affairs shall be wound up only upon the earliest to occur of the following events:

(a)	The written consent of a majority of the Managers;

(b)	The written consent of the Member; or

(c)	Entry of a decree of judicial dissolution pursuant to the Act.

Certificate of Cancellation. As soon as possible following the occurrence of any of the events specified in Section 7.1, the Managers, or their legal representative, shall execute a Certificate of Cancellation in such form as shall be prescribed by the Delaware Secretary of State and file such Certificate as required by the Act.

Distribution on Dissolution. In the event of dissolution, the Managers shall take full account of the Company’s assets and liabilities, shall liquidate the assets as promptly as is consistent with obtaining their fair value, or, if the assets cannot be sold, they shall be valued and distributed in kind, and shall apply and distribute the proceeds or assets in the following order: (a) to the payment of creditors of the Company; (b) to the creation of any reserves which the Managers deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; (c) to the repayment of any outstanding loans made by the Member to the Company; and (d) the remaining balance to the Member.

8. INDEMNIFICATION

General. The Company, its receiver or its trustee, shall indemnify, defend and save harmless the Member, any officers of the Member, the Managers, any officers of any Managers, and any officers of the Company from any claims, liability, loss or damage incurred by such parties by reason of any act performed or omitted to be performed by such parties in connection with the business of the Company, including costs and attorney’s fees and any amounts expended in the settlements of any claims of liability, loss or damage; provided that if the liability, loss or claim arises out of any action or inaction of the member: (a) the party seeking indemnification must have determined, in good faith, that its course of conduct was in the best interests of the Company; and (b) the action or inaction did not constitute fraud, breach of fiduciary duty, gross negligence or willful malfeasance by the party seeking indemnification; and, provided further, that the indemnification shall be recoverable only from the assets of the Company. The Company may, however purchase and pay for that insurance, including extended coverage liability and casualty and worker’s compensation, as would be customary for any person engaging in a similar business, and name the Member, any officers of the Member, the Managers, the officers of any Manager, and any officers of the Company as additional or primary insured parties.

Advancement of Expenses. The Company shall advance all expenses incurred by the Member or any Manager in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 8.1 hereof. The Member or the Managers, as applicable, shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Member or the Managers, as applicable, is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to the Member or the Manager, as applicable, within ten (10) days following delivery of a written request therefore by the Member or the Manager, as applicable, to the Company.

9. MISCELLANEOUS

Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Member.

Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and the balance of this Agreement shall remain in effect.

Notices. All notices under this Agreement shall be in writing and shall be given to the person entitled thereto, by personal service, or by mail, first class postage prepaid and addressed to the address maintained by the Company for that person or at any other address that he or she specifies in writing.

Captions. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenient reference. The title and captions in no way define, limit, extend, or describe the scope of this Agreement nor the intent of any provision hereof.

Gender. Whenever required by the context, the masculine shall include the feminine and neuter genders, and vice versa; and the word “person” shall include a corporation, partnership, firm, or other form of association; the singular shall include the plural, and vice versa.

Choice of Law. Except as necessary to ensure compliance with the Act, this Agreement shall be construed under the laws of the State of Delaware as if this Agreement were executed in and to be performed entirely within the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the sole member of Black Knight InfoServ, LLC, has executed this Operating Agreement as of the date first above written.

Black Knight Financial Services, LLC a Delaware limited liability company Member

By:	/s/ Michael L. Gravelle
Michael L. Gravelle
Executive Vice President, General Counsel
and Corporate Secretary